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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Gaylord Entertainment Company for the offer to exchange up to $225,000,000 of outstanding 6.75% Senior Notes due 2014 for up to $225,000,000 of 6.75% Senior Notes due 2014 that have been registered under the Securities Act of 1933 and to the incorporation by reference therein of our reports dated March 10, 2005 with respect to the consolidated financial statements and financial statement schedules of Gaylord Entertainment Company, Gaylord Entertainment Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gaylord Entertainment Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP


Nashville, Tennessee
April 15, 2005